SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              ---------------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)


                                 SUSSEX BANCORP
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                    869245100
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed: Rule 13d-1(b) X Rule 13d-1(c) Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 869245100
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1.   NAME OF REPORTING PERSONS I.R.S. NO. OF ABOVE PERSONS (entities only):

     William E. Kulsar

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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
     (a)  [ ]
     (b)  [X]

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3.   SEC USE ONLY:

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION: USA

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NUMBER  OF
SHARES            5.       SOLE VOTING POWER         29,748
BENEFICIALLY      --------------------------------------------------------------
OWNED BY          6.       SHARED  VOTING POWER      29,748
EACH              --------------------------------------------------------------
REPORTING         7.       SOLE DISPOSITIVE POWER    29,748
PERSON            --------------------------------------------------------------
WITH              8.       SHARED DISPOSITIVIE POWER 29,748

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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     29,748

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

     [ ]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

     1.9

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12.  TYPE OF REPORTING PERSON:

     IN

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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                    Under the Securities Exchange Act of 1934

     Check the following box if a fee is being paid with this statement [ ].

Item 1(a).     NAME OF ISSUER:  SUSSEX BANCORP

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Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               399 Route 23
               P.O. Box 353
               Franklin, New Jersey 07416

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Item 2(a).     NAME OF PERSON FILING:

               William E. Kulsar

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Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

               399 Route 23
               P.O. Box 353
               Franklin, New Jersey 07416
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Item 2(c).     CITIZENSHIP:     USA

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Item 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, No Par Value

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Item 2(e)      CUSIP NUMBER:

               869245100

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Item 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or
               13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS

               (a)  [ ] Broker or dealer  registered under Section 15 of the Act
                        (15 USC 78o).
               (b)  [ ] Bank as defined  in  section  3(a)(6) of the Act (15 USC
                        78c).
               (c)  [ ] Insurance  company as defined in section 3(a)(19) of the
                        Act (15 USC 78c).
               (d)  [ ] Investment  company  registered  under  section 8 of the
                        Investment Company Act of 1940 (15 USC 80a-8).
               (e)  [ ] An investment  advisor in accordance with sec.  240.13d-
                        1(b)(1)(ii)(E).
               (f)  [ ] An employee benefit plan or endowment fund in accordance with sec. 240.13d-1(b)(1)(ii)(F).
               (g)  [ ] A parent holding company or control person in accordance with sec. 240.13d- 1(b)(1)(ii)(G).
               (h)  [ ] A savings  association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 USC 1813).
               (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 USC 80a-3).
               (j)  [ ] Group, in accordance with sec. 240.13d-1(b)(1)(ii)(J).

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Item 4.        OWNERSHIP:

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               (a)  AMOUNT BENEFICIALLY OWNED: 29,748

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               (b)  PERCENT OF CLASS: 1.9

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               (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                          29,748

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                    (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                          29,748

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                    (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                          OF:

                          29,748

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                    (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                          OF:

                          29,748

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Item 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:   [X]

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Item 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               N/A

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Item 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRE
               THE SECURITY BEING REPORTED ON BY TH E PARENT HOLDING COMPANY:

               N/A

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Item 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

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Item 9.        NOTICE OF DISSOLUTION OF GROUP:

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Item 10.       CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 /s/ William E. Kulsar
                                                ------------------------
                                                    William E. Kulsar


                                                Date: March 19, 2001